Exhibit 99.2

July 13, 2022

Dear Shareholders:

I wanted to write a letter to update you all on the operations and direction of our Company, as well as provide some information regarding the timing and implications of the potential restatement. This letter contains a lot of important information, and I encourage you to read it carefully.

Online Business

The Company’s online business has experienced dramatic growth, from accounting for less than 1% of the Company’s total revenue in 2017 to approximately 25% of revenue today. Despite some issues with suppressed Amazon listings during the first quarter, the Company’s online business continued to grow between 20-25% year-over-year during the first half of 2022.

Also encouraging in our Online Business is the continued growth in the number of customers who have subscribed for recurring shipments of our products. The last time we publicly reported this metric, in April 2021, the Company had approximately 4,600 active “subscribe and save” customers. Currently, that number exceeds 7,500 and continues to grow.

The Online Business is the most profitable part of the Company’s operations, so continued growth in this business will—other things equal—have the long-term effect of expanding the Company’s gross margins, EBITDA, and free cash flow.

Wholesale Business

The Company’s Wholesale Business experienced strong growth during 2021. That growth continued during the first half of 2022, albeit at a somewhat lower rate.

More recently, we are seeing mixed performance across our different wholesale customers —some customers are selling more of our products compared to last year and some are selling fewer. While we are optimistic that we will experience year-over-year revenue growth in our Wholesale Business during 2022, we expect the second half of 2022 to be more challenging than the first half.

Last, for purposes of evaluating our Wholesale Business, management primarily monitors the trends in sales of our products by our retail partners to the end consumer. We believe this is the more accurate measure of demand.

However, shipments to our retail partners, which drive our reported wholesale revenue, tend to be lumpy and in the short-term do not always reflect the patterns we see in consumer buying behaviors. Over a longer time horizon, though, we expect wholesale demand to generally equate to the end consumer demand. What this means is that the Company may report sizable swings quarter-over-quarter in its reported wholesale revenue. For this reason, we encourage you to evaluate the performance of the Company’s Wholesale Business over a time period of two or more quarters.

Financial Performance

On a consolidated basis, our business continues to grow. Based on preliminary performance figures, we anticipate that the Company will report revenue for the first half of 2022 that is between 5-10% higher than the same period last year.

The Company’s profitability and cash flow also remains strong. The Company has no debt and, as of December 31, 2021, had an unrestricted cash balance of approximately $9.9 million. As previously reported, on March 31, 2022, our cash balance had grown to approximately $11.1 million. And on June 30, 2022, it was approximately $12.3 million.

All of the Company’s excess cash is invested in money market accounts at a large and reputable bank. Following recent rate increases, the Company is now earning 1.1% on its money market deposits. While that is not a lot, it still equates to approximately $0.03 in incremental earnings per share on an annual basis. We will continue to grow our cash balance until we find suitable acquisitions, which we expect will drive substantially more value creation for shareholders than the money market deposits.

M&A Strategy

The Company has been actively evaluating potential acquisition targets for approximately the past three years. Over this period of time, we have signed NDAs and evaluated approximately 40-50 potential acquisitions. In terms of targets, the Company is prioritizing brands that are sold primarily online.

Thus far, we have closed only one small acquisition—Nutrology—during early 2021. In the roughly five quarters since we acquired Nutrology, we have more than doubled the revenue of the brand compared to the year prior to us acquiring it. In addition, the incremental gross profit that Nutrology has generated for the Company since we acquired it has more than offset the cash paid to acquire to the brand.

When evaluating potential transactions, the primary consideration we have is that we do not want to pay an acquisition multiple higher than the Company’s valuation multiple unless the target is more profitable and/or growing more quickly than our existing business. Acquiring a target that doesn’t meet this requirement would make the combined business less attractive in terms of growth or profitability, which theoretically would result in a lower multiple for the combined entity.

Obviously, we are being very disciplined in our M&A efforts. We could have acquired many of the companies we have evaluated, but we do not want to consummate a bad or risky transaction.

One benefit of being disciplined is that our cash balance and EBITDA continues to grow. This allows us to look at even larger transactions that have the potential to drive much greater impact than a smaller transaction. In its current financial position, the Company could easily execute a $30 million acquisition using cash on hand and a modest, manageable amount of debt. Presently, the Company has no intention to use its equity as a currency in a potential transaction.

Potential Restatement

On April 1, 2022, the Company announced that it was unable to file its Form 10-K on a timely basis. As part of our year-end 2021 audit work, it was determined that the revenue associated with shipments to some of the Company’s customers was incorrectly recognized at the time of shipment instead of at the time the products were received by the customers.

In simple terms, this means that some revenue recognized at the end of one period should have been reported in the subsequent period. But, similarly, some of the revenue recognized at the end of the previous period should move into the current period. In other words, every period has some amount of revenue that would shift into the period and some amount of revenue that would shift out of the period.

The goal of the restatement analysis is to determine whether, when everything is properly accounted for into the correct period, the difference relative to the Company’s previously reported financial statements is material. If it is determined that one or more historical periods contain a material misstatement, the Company is obligated to report that there has been a misstatement and to provide restated financials.

It is important to note that any potential restatement is the result of misapplication of revenue recognition accounting standards, and there have been no allegations of fraud. This methodology of revenue recognition had been employed by the Company for many years. The goal of the restatement analysis is simply to ensure that revenue and related expenses are reported in the correct historical period. It is also important to note that all cash reported in the periods in question has been collected.

While no assurance can be given, the Company believes that it will be in a position to file its 2021 Form 10-K within the next 90 days, although it is working diligently with its auditors to accelerate the filing.

Implications of Delayed Filing

Obviously, the delayed filing of our Form 10-K has had some undesirable effects. One additional implication of our delinquent filing status is that, according to the rules of the OTC Markets, once a company that trades on the OTCQX is delinquent filing its Form 10-K for more than 90 days, the process of removing the company’s securities from quotation on the OTCQX commences. For FitLife, that 90-day period ended on June 29, 2022. On that day, trading in our shares moved from OTCQX to OTC Pink Open Market with a “Limited Information” designation.

Following the initial 90-day period, there is a short grace period for a company to regain its status as a current filer. If a company is unable to become a current filer prior to the expiration of the grace period, its securities will be removed from the OTC Pink Open Market, where it enjoys transparent trading and best execution, to the less desirable Expert Market, a relatively new “market” that does not allow for unsolicited trading or quotation on a real-time basis. Being on the Expert Market will make it very difficult for shareholders to buy and sell our stock based on real-time quotations. In short, it is not a place that we do not want to be.

As a result, the Board of Directors has authorized management to take certain steps that we anticipate will allow the Company to remain traded on the OTC Pink Open Market like it is now. As a first step to accomplish this, on July 11, 2022, the Company filed an annual report with OTC Markets containing unaudited year-end financial statements. These unaudited financial statements are also included as an addendum to this shareholder letter. The information communicated in this letter, the Company’s results for the year ended December 31, 2021, and any references in this letter to the Company’s performance in subsequent periods are unaudited and have not been subjected to any procedures by our independent registered public accounting firm.

In addition, the Company will also be filing a Form 15 with the SEC which has the effect of suspending the Company’s SEC reporting obligations. Once filed, the Form 15 does not become effective for 90 days.

After extensive consultation with our corporate and securities counsel, and with OTC Markets, the Board of Directors and its advisors believe that this approach (filing the annual report with unaudited financials with OTC Markets and filing the Form 15 with the SEC) is the ONLY way for the Company to remain on the OTC Pink Open Market and avoid the less desirable Expert Market.

While the filing of a Form 15 with the SEC is often referred to as “going dark,” we believe it is—somewhat ironically given the Company’s circumstances—the only way FitLife can both provide current disclosure to shareholders and remain publicly traded with real-time quotations.

The Company intends to continue working with its independent registered public accounting firm to conclude the restatement analysis and file its 2021 Form 10-K and subsequent quarterly filings with the SEC. Once the Company has regained its current filer status, we intend to continue on the path to qualify for listing on NASDAQ.

* * *

To conclude, while I am frustrated with the ongoing restatement analysis and the consequences of not being a current filer—as I’m sure you are as well—I am excited about the performance and potential of our business.

If you have any questions about the information provided in this letter, or about the business in general, please feel free to email me at investor@fitlifebrands.com.

Thank you for being a shareholder.

Sincerely,

/s/ Dayton Judd

Dayton Judd

Chairman & CEO

Forward-Looking Statements

Statements in this shareholder letter that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results to be materially different from any future performance that may be suggested in this letter. Such factors may include, but are not limited to, analysis of and impact resulting from certain revenue recognition procedures discussed in this letter, including, but not limited to the potential of adjustments to revenue reported in prior periods, as well as the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q, and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.